UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☒    Definitive Proxy Statement
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☐    Soliciting Material Pursuant to Section 240.14a-12
GREENHILL & CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 13, 2023
Dear Stockholders:
You are cordially invited to join us for our 2023 annual meeting of stockholders, which will be conducted via live webcast on Tuesday, May 2, 2023, at 12:00 pm EDT. You can attend the annual meeting, only remotely, by visiting www.virtualshareholdermeeting.com/GHL2023. Holders of record of our common stock as of March 3, 2023 are entitled to notice of, and to vote at, the 2023 annual meeting.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be conducted at the meeting.
Please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the remote meeting and wish to change your proxy vote, you may do so automatically by voting at the remote meeting. Stockholders of record also have the option of voting their shares via the Internet or by telephone. Instructions on how to vote via the Internet or by telephone are on the proxy card.
Thank you for your continued support of Greenhill. Your vote is important to us; we look forward to seeing you at the remote annual meeting. Even if you do not plan to attend the meeting, we hope your votes will be represented.

Sincerely,

Scott L. Bok
Chairman & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, May 2, 2023 at 12:00 p.m. (Noon), Eastern Time

Place:
This meeting will be conducted remotely at www.virtualshareholdermeeting.com/GHL2023. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person. Stockholders will be able to attend, vote, and submit questions (both before, and during a portion of, the meeting) virtually. You will need to have your 16-digit control number which is included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) to join the annual meeting.

Items of Business:	1. The election of five directors to serve until the 2024 annual meeting of stockholders.

2. An advisory vote to approve executive compensation (Say on Pay).

3. An advisory vote to approve the annual frequency of a say-on-pay vote.

4. The ratification of the appointment of Ernst & Young LLP as our registered public accounting firm for the year ending December 31, 2023.

5. The consideration of a stockholder proposal, if properly presented by the stockholder proponent.

6. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.

Record Date:	You may vote if you were a stockholder of record at the close of business on March 3, 2023.

Voting by Proxy, via the Internet or by telephone:	Whether or not you plan to attend the remote annual meeting, please vote your shares by proxy or via the Internet or by telephone to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. Instructions on how to vote via the Internet or by telephone are provided on the proxy card.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 2, 2023:
Our Proxy Statement and 2022 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2022 and other materials are available free of charge on our website at:  https://www.greenhill.com/investor/report. On or around March 13, 2023 we will have sent to certain of our stockholders a notice of Internet Availability of Proxy Materials (“Notice”), which includes instructions on how to access our Proxy Statement and 2022 Annual Report to Stockholders and vote online. Stockholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or around March 13, 2023. For more information, see Frequently Asked Questions.

By Order of the Board of Directors
        Gitanjali Pinto Faleiro
General Counsel & Corporate Secretary

TABLE OF CONTENTS

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Greenhill & Co., Inc. (which we refer to as “Greenhill”, “we”, the “Company” or the “Firm” in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on May 2, 2023 and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 14, 2023.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the meeting?
At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, an advisory resolution to approve our executive officer compensation, an advisory vote on say-on-pay vote frequency, the ratification of the appointment of our independent auditor, and the consideration of a stockholder proposal, if properly presented.
Who is entitled to vote at the meeting?

The Board of Directors of the Company (which we also refer to as our “Board”) has set March 3, 2023, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 3, 2023, you are entitled to vote at the meeting. As of the record date, 18,310,176 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, a total of 18,310,176 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:
•you attend the remote meeting;
•you have properly submitted a proxy card by mail; or
•you have properly voted via the Internet or by telephone.
How do I submit my proxy vote?
If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or otherwise by a broker, bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I submit my proxy vote?”
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

How can I attend the meeting?
This year’s annual meeting will be a remote meeting of stockholders conducted via live webcast. Please let us know if you plan to attend the remote meeting when you return your proxy by marking the attendance box on the proxy card. You may attend the remote meeting via the Internet and may also vote and ask questions during the meeting. Please use this internet address to access the remote meeting: www.virtualshareholdermeeting.com/GHL2023.
Please have readily available the information that is printed on your proxy card, including your 16-digit control number, and follow the instructions.
How do I vote via the Internet or by telephone?
Internet and telephone voting information is provided on the proxy card. A 16-digit control number, which is the number located below the account number on the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote their shares and confirm that their voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Stockholders who hold their shares through a bank or broker can vote via the Internet or by telephone if that option is offered by the bank or broker.
Can I vote my shares at the remote meeting?
If you are a stockholder of record, you may vote your shares at the remote meeting by completing a ballot at the meeting; please follow the instructions at www.virtualshareholdermeeting.com/GHL2023.
Even if you currently plan to attend the remote meeting, we recommend that you also submit your proxy or vote in advance to ensure your vote will be counted if you later decide not to attend the remote meeting. Please see the questions titled “How do I submit my proxy vote?” and “How do I vote via the Internet or by telephone?” If you submit your vote by proxy and then decide to vote at the remote annual meeting, the vote you submit at the remote meeting will override your proxy vote.
If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a 16-digit control number and evidence of pre-registration from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.
Can I ask a question at the remote meeting?
Stockholders who enter the meeting by entering their name and the 16-digit control number may vote and ask questions during the remote meeting. Questions by those stockholders can be submitted, in writing, in real time during the meeting at www.virtualshareholdermeeting.com/GHL2023.
What vote is required for the election of directors and for the other proposals to be approved?
The affirmative vote of the holders of a majority of the shares of common stock present at the meeting or represented by proxy and entitled to vote at the annual meeting is required to approve the nominees for director, executive compensation advisory vote, and to ratify the appointment of our independent auditor. The say-on-pay frequency vote is an advisory vote. The option of one year, if approved by the stockholders, will be deemed to be the recommendation of the stockholders. The stockholder proposal is precatory and therefore is not binding on the Board or the Company.
How are votes counted?
You may vote “FOR”, “AGAINST” or “ABSTAIN” on each proposal.
If you submit your proxy or vote via the Internet or by telephone but abstain from voting on one or more matters or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the quorum if you attend, even if you abstain from voting or withhold authority to vote.
Other than for the election of directors, if you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.
Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “Broker Non-Votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still use its discretion to vote the shares with respect to matters that are considered to be “routine,” such as the proposal to ratify the appointment of our independent auditor, but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors, even if not contested, and advisory votes on executive compensation. Broker non-votes are counted toward a quorum.
Therefore, if member brokers do not receive instructions from the beneficial owner of the shares, they may only vote on the proposal to ratify the appointment of our independent auditor. We therefore urge you to give voting instructions to your broker on all proposals.
How does the Board recommend that I vote?
The Board of Directors recommends a vote:
•FOR all of the nominees for director;
•FOR the executive compensation advisory vote;
•FOR the annual say-on-pay advisory vote;
•FOR the ratification of the appointment of Ernst & Young LLP as Greenhill’s independent auditor for the year ending December 31, 2023; and
•AGAINST the stockholder proposal.
What if I do not specify how I want my shares voted?
If you submit a signed proxy card or vote via the Internet or by telephone but do not specify how you want to vote your shares, we will vote your shares:
•FOR all of the nominees for director;
•FOR the executive compensation advisory vote;
•FOR the annual say-on-pay advisory vote;
•FOR the ratification of the appointment of Ernst & Young LLP as Greenhill’s independent auditor for the year ending December 31, 2023; and
•AGAINST the stockholder proposal.
Can I change my vote after submitting my proxy?
Yes. Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting in any of the following ways:
•By sending a written notice of revocation to Greenhill, attention General Counsel & Corporate Secretary;
•By submitting a later-dated proxy;
•By voting via the Internet or by telephone at a later time; or
•By voting at the remote meeting.
Who pays for the cost of proxy preparation and solicitation?
Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have also hired Georgeson Inc. to assist in the solicitation of proxies, for which they will receive a fee of $11,500, as well as reimbursement for certain out-of-pocket costs and expenses.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?
Pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our stockholders over the Internet instead of mailing each of our stockholders paper copies of those materials. As a result, we will send such stockholders by mail or e-mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your shares of common stock. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to on the Notice. If you own shares of common stock in more than one account — for example, in a joint account with your spouse and in your individual brokerage account — you may have received more than one Notice. To vote all of your shares of common stock, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts. We expect to send the Notice to most of our stockholders by mail or email beginning on or about March 13, 2023.
The Notice includes, among other matters: (i) the Internet access link or address, date and time of the remote annual meeting; (ii) a brief description of the proposals to be voted on at the annual meeting and the Board’s voting recommendation with regard to each proposal; (iii) information regarding the website where the proxy materials are posted; (iv) various methods by which a stockholder may request paper or electronic copies of the proxy materials; and (v) instructions on how to vote by Internet, by telephone, by mail or at the annual meeting.
What is “householding”?
SEC rules permit us to deliver a single copy of this proxy statement and our 2022 Annual Report to any household not participating in electronic proxy material delivery at which two or more stockholders reside, if we believe the stockholders are members of the same family. This practice, known as “householding,” is designed to reduce our printing and postage costs. If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this proxy statement or our 2022 Annual Report, you may contact Broadridge Householding Department, by calling their toll-free number, 1-866-540-7095, or by writing to: Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and they will deliver those documents to you promptly upon receiving your request.
You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares. You may also change your householding preferences through Broadridge using the contact information provided above. You will be removed from the householding program within 30 days of receipt of your instructions.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS
Our executive officers and directors are encouraged to own Greenhill common stock, par value $0.01 per share, to further align management’s and stockholders’ interests. In addition, we have adopted stock ownership guidelines applicable to our named executive officers (“NEOs”). See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Program and Governance Features” below for a description of these guidelines.
The following table shows how many shares of our common stock were beneficially owned as of March 3, 2023, by each of our directors and executive officers named in the 2022 Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) (“Filings”), except as noted below, no stockholder beneficially owned more than five percent of our common stock as of March 3, 2023. The percentage has been calculated on the basis of 18,310,176 shares of common stock outstanding as of March 3, 2023 (excluding treasury stock).
The address for each listed stockholder (other than as indicated in the notes) is: c/o Greenhill & Co., Inc., 1271 Avenue of the Americas, New York, New York 10020. To our knowledge, except as indicated in the footnotes to this table, pursuant to applicable community property laws or as indicated in the Filings made by institutional stockholders, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Scott L. Bok (1)	2,950,091	16.1%
Robert F. Greenhill (2)	2,453,896	13.4%
Kevin M. Costantino	170,954	*
David A. Wyles	98,707	*
Harold J. Rodriguez, Jr. (3)	210,482	1.1%
Gitanjali P. Faleiro	13,637	*
Ulrika M. Ekman	8,443	*
Kevin T. Ferro	77,972	*
Meryl D. Hartzband	46,880	*
John D. Liu	31,023	*
All Directors and Executive Officers as a group (10 persons)	6,062,085	33.1%
Other 5% Stockholders:
The Capital Management Corporation (4)	2,336,652	12.8%

 *    Less than 1% of the outstanding shares of common stock.
(1)    Mr. Bok’s beneficial ownership is calculated by attributing to him all shares owned by five entities: (i) Bok Family Partners, L.P., which owns 1,678,388 of our shares, (ii) Bok Family Foundation, which owns 288,783 of our shares, (iii) Scott L. Bok November 2022 Annuity Trust, which owns 580,023 of our shares, (iv) Scott L. Bok November 2021 Annuity Trust, which owns 75,331 of our shares, (v) Scott L. Bok November 2020 Annuity Trust, which owns 194,927 of our shares and (iv) Scott L. Bok March 2020 Annuity Trust which owns 132,639 of our shares. Mr. Bok expressly disclaims beneficial ownership of securities owned by Bok Family Partners, L.P. and of the shares held by the Bok Family Foundation.
(2)    Mr. Greenhill’s beneficial ownership is calculated by attributing to him all 425,212 shares of our common stock owned by him and by three entities controlled by him: (i) Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 989,524 of our shares, (ii) Riversville Aircraft Corporation II, a Delaware corporation, which owns 239,680 of our shares and (iii) Socatean Partners, a Connecticut general partnership, which owns 799,480 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.
(3)    Mr. Rodriguez transitioned on March 1, 2023 from his role as Chief Financial Officer to that of Senior Advisor. This ownership includes 52,285 shares held by Jacquelyn F. Rodriguez, the wife of Harold J. Rodriguez, Jr.

(4)    The address and business telephone number for The Capital Management Corporation are 4101 Cox Road, Suite 110, Glen Allen, VA 23060 and (804) 270-4000, respectively. This information is based on the most recent Schedule 13G/A filed by The Capital Management Corporation on January 9, 2023.
Information about our executive officers can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”) and is incorporated herein by reference. See “Item 1 - Executive Officers and Directors”. Our executive officers and directors are not permitted to hedge or otherwise dispose of the economic risk of ownership of these shares or any other shares owned by them through short sales, option transactions or use of derivative instruments. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Program and Governance Features” below.
Messrs. Greenhill, Bok, Costantino, Rodriguez and Wyles, and Ms. Faleiro are employees of Greenhill. As of March 3, 2023, they beneficially own approximately 32% of our outstanding common stock in the aggregate. In addition, as of March 3, 2023, other employees of Greenhill beneficially own approximately 39% of our outstanding common stock in the aggregate.

ITEM 1—ELECTION OF DIRECTORS
A majority of our Board continues to consist of independent directors. On the recommendation of the Nominating & Corporate Governance Committee our Board has nominated five nominees for director this year. All five nominees are current directors.
Each director who is elected will serve a one-year term which expires at our 2024 annual meeting. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies may vote your shares for a substitute nominee selected by the Board or the Board may reduce its size. All of our directors must be elected by a majority vote of our stockholders.
The nominees for election as director have provided the following information about themselves.
Scott L. Bok, 63, has served as our Chairman since 2019, has served as CEO since April 2010, served as Co-CEO between October 2007 and April 2010, and has served as our U.S. President between January 2004 and October 2007. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a Managing Director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok also served as a member of the Board of Directors of Iridium Communications Inc., from 2009 to 2013. Mr.Bok currently serves as Chair of the Board of Trustees of the University of Pennsylvania and the Chair of the Board of Trustees of the American Museum of Natural History. We chose to nominate Mr. Bok as a director because he has significant and relevant experience in managing and leading our firm successfully; in addition, he is a trusted advisor to many of the firm’s clients as a result of more than thirty years of experience on complex transactions.
Meryl D. Hartzband, 68, has served on our Board since July 2018. Ms. Hartzband currently serves on the Board of Directors of Everest Re Group, Ltd., a publicly-traded insurance and reinsurance company listed on NYSE, the Board of Directors of Conning Holdings Limited, a leading global investment management firm, and the Board of Directors of Octagon Credit Investors, LLC, a below investment grade credit investment advisor majority owned by Conning. Past directorships include The Navigators Group, Inc., ACE Limited, Travelers Property Casualty Corp., AXIS Capital Holdings Limited, Alterra Capital Holdings Limited, and numerous portfolio companies of the Trident Funds. She was a founding partner of Stone Point Capital, a private equity firm that focuses on investing in the global financial services industry. From 1999 to 2015, she served as the firm’s Chief Investment Officer and as a member of the Investment Committees of the Trident Funds. Prior to that, she was a Managing Director at J.P. Morgan Chase & Co., where, during a 16-year career, she specialized in managing private equity investments in the financial services industry. We believe Ms. Hartzband’s specialty knowledge around strategies for investment portfolios in the insurance industry and her financial background, as well as her experiences as a director of several public and private companies, provide valuable perspectives to our Board.
John D. Liu, 54, has served on our Board since June 2017 and has also served as our lead independent director since April 2021. Since March 2008, Mr. Liu has been the CEO of Essex Equity Management, a financial services company, and managing partner of Richmond Hill Investments, an investment management firm. Prior to that time, Mr. Liu was employed for 12 years by Greenhill until March 2008 in positions of increasing responsibility, including as chief financial officer from January 2004 to March 2008 and as co-head of U.S. Mergers and Acquisitions from January 2007 to March 2008. Earlier in his career, Mr. Liu worked at Wolfensohn & Co. and was an analyst at Donaldson, Lufkin & Jenrette.  Mr. Liu also serves as a member of the Board of Directors of Whirlpool Corporation. We chose to nominate Mr. Liu as a director because he is a recognized leader with high integrity and financial expertise. We believe Mr. Liu’s significant finance and accounting experience, his service on the board of directors and audit committee of Whirlpool Corporation and his previous management experience at Greenhill and other financial services companies bring valuable perspectives to the oversight of our business.
Kevin T. Ferro, 52, has served on our Board of Directors since February 2021. Mr. Ferro is the founder of Ferro Holdings LLC, a Florida based family-owned holding company that was formed in 2019. Prior to forming Ferro Holdings, Mr. Ferro built and managed Vatera Holdings LLC, an investment advisor with a range of capabilities across traditional and alternative asset classes, for which he served as Chief Executive Officer and Chief Investment Officer from 2006 until its sale in 2018. Prior to Vatera, Mr. Ferro founded and served as the Chief Executive Officer and Chief Investment Officer of Ferro Capital LLC, an alternative investments firm with offices in New York and Frankfurt that managed portfolios for clients in the U.S. and Europe. Mr. Ferro’s experience also includes posts as Global Head of Alternative Investment Strategies for Commerzbank, where he managed alternative investment portfolios for the bank and its clients, and as Vice President at the D. E. Shaw Group working out of its New York City, London and Tokyo offices. Throughout his career, Mr. Ferro has served on numerous boards of public and private companies. We chose to nominate Mr. Ferro as a director because we believe that Mr. Ferro’s significant finance experience, including experience in buying and selling companies in a variety of sectors, as well as his experience as a director of several public and private companies will brings a valuable perspective to our Board and the oversight of our business.
Ulrika M. Ekman, 60, has served on our Board of Directors since August 2021. Ms. Ekman serves as a managing member of Riga Property LLC, a private investment firm in the agricultural sector. Ms. Ekman is also a director and an active volunteer in a number of not-for-profit organizations, with a particular focus on youth, education and women’s issues. Ms. Ekman is currently nominated to be a member of the board of directors of a European financial services institution that is publicly listed. Following a successful vote by shareholders, Ms. Ekman will be formally appointed to such board of directors. From 2004 to 2012, Ms. Ekman served as Greenhill & Co.'s General Counsel and as Co-Head of North American M&A, as well as on the Management Committee. Prior to joining Greenhill, Ms. Ekman was a partner in the M&A group of Davis Polk LLP, where she represented clients in complex domestic and cross-border transactions across a broad range of industries. We have nominated Ms. Ekman as a new director candidate because she was personally known to several members of management and the board of directors, who respect her high integrity and familiarity with Greenhill. We believe Ms. Ekman’s significant transaction and governance-related experience, as well as her service and previous management experience at Greenhill and other professional services companies will bring valuable perspectives to the oversight of our business.
The Board unanimously recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the three standing committees has adopted and operates under a written charter. Our Corporate Governance Guidelines also provide for a Lead Independent Director. All of our corporate governance documents, including our written committee charters, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transaction Policy, are available on our website at www.greenhill.com. The written charters, the Guidelines, the Code and the Related Person Transaction Policy are also available in print to any stockholder who requests them.

Director Independence
Under applicable NYSE listing standards, a majority of the Board of Directors must be independent, and no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or director nominee or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors and our director nominee or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or director nominee is independent.
The Board determined that, in 2022, none of Messrs. Liu or Ferro, or Mses. Hartzband or Ekman:
•had any material relationship with Greenhill (other than as directors)

•had any material relationship, either directly or as a partner, stockholder or officer, of another organization that has a relationship with Greenhill

•is, or has in the last three years been, an employee or is, or has an immediate family member who is or has in the last three years been an executive officer of Greenhill

•receives, or has an immediate family member who receives, during any twelve-month period within the last three years more than $120,000 in direct compensation from Greenhill (other than director and committee fees), provided such compensation is not contingent in any way on continued service)

•is affiliated with or employed by, or has an immediate family member who is or has been within the past three years a partner of or employee of, the Greenhill audit team or a present or former internal or external auditor of Greenhill

•is employed or has an immediate family member who is employed as an executive officer of another company where any of Greenhill’s present executives serve on the compensation committee

•is a current employee, is or has an immediate family member that is an executive officer of a company that makes payment to or receives payments from Greenhill for property or services in an amount which, in any of the last three single fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues

•is an executive officer of any charitable organization to which Greenhill has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.
As a result of this review, the Board affirmatively determined that each of our non-employee directors (Ulrika M. Ekman, Kevin T. Ferro, Meryl D. Hartzband, and John D. Liu) is “independent” as that term is defined in the applicable NYSE listing standards. Mr. Bok cannot be considered an independent director because of his employment at Greenhill.

Meetings of the Independent Directors
In addition to the committees of the Board described below, our non-employee directors meet regularly in executive sessions in which our employee directors meet without other members of management present. The Lead Independent Director serves as the presiding director of these executive sessions.

Committees of the Board
Audit Committee
Members:
Meryl D. Hartzband (Chair)
John D. Liu
Kevin T. Ferro

The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Exchange Act, comprised entirely of independent, non-employee directors. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable NYSE listing standards and regulations of the Securities and Exchange Commission (“SEC”) and that all members are financially literate as required by the applicable NYSE listing standards. The Chair of the Audit Committee, Ms. Hartzband, is an “audit committee financial expert” as defined by applicable regulations of the SEC.
The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the SEC. The Audit Committee met five times during 2022. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC to the extent not previously reviewed by the Audit Committee, met three times during 2022.
Compensation Committee
Members:
John D. Liu (Chair)
Kevin T. Ferro
Meryl D. Hartzband
Ulrika M. Ekman
The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in applicable NYSE listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Compensation Committee evaluates our compensation philosophy, goals and objectives generally, approves corporate goals related to the compensation of our senior executives (including the CEO), and approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. See “Executive Compensation—Compensation Discussion and Analysis” for more information on the Compensation Committee’s role in determining compensation. In addition, the Compensation Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee met three times during 2022.
Compensation Committee Interlocks and Insider Participation
No employee of Greenhill serves on the Compensation Committee and the Compensation Committee members have no interlocking relationships (defined under SEC rules). John D. Liu has served as Chair of the Compensation Committee since 2021 and previously served as a member of the Compensation Committee. Mr. Liu was Greenhill’s chief financial officer from January 2004 to March 2008 and served as co-head of U.S. Mergers and Acquisitions from January 2007 to March 2008.
Nominating and Governance Committee
Members:
Ulrika M. Ekman (Chair)
John D. Liu
Kevin T. Ferro

The Board has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in applicable NYSE listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, evaluates the annual evaluation process for the Board and Board committees and is charged with overseeing our Related Person Transaction Policy. The Nominating and Governance Committee met two times during 2022.

Meeting Attendance
Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. The Board met six times during 2022. All of our directors attended the annual meeting of stockholders in 2022, and all of our directors attended 100% of the Board and committee meetings on which the directors served. All directors standing for reelection plan to attend the 2023 annual meeting.

Procedures for Contacting the Board of Directors
Communications to the Board, the independent directors, or to individual directors can be sent by U.S. mail to: Board of Directors, c/o Greenhill, 1271 Avenue of the Americas, New York, NY 10020 (attention: General Counsel and Company Secretary).

Procedures for Selecting and Nominating Director Candidates
In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and self-identified diversity characteristics. With these factors and characteristics in mind, the Committee will generally begin its search by discussing potential candidates with existing members of the Board and management. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.
Our Board has adopted procedures by which stockholders may recommend nominees to the Board. On March 4, 2020, the Board amended the Company’s Amended and Restated Bylaws (the “Bylaws”) to implement proxy access. The Bylaws, as amended and restated, include a section that sets forth the circumstances under which stockholders may include nominees for director in our annual meeting proxy materials. Accordingly, the Nominating and Governance Committee will consider any director candidate recommended by stockholders in accordance with the procedures set out in our bylaws and applicable law on the same basis as it considers other director candidates. Stockholders may also submit a letter and relevant information about the candidate to the Corporate Secretary at Greenhill & Co., Inc., 1271 Avenue of the Americas, New York, New York 10020.

Board Leadership Structure and Role in Risk Oversight
Our Corporate Governance Guidelines provide for a “Lead Independent Director”. John D. Liu will continue to serve in this role. The Lead Independent Director’s responsibilities include:
(1)     Chair any meeting of the Board at which the Chairman is not present, including executive sessions of non-management or independent directors;

(2)     Have the authority to call meetings of independent directors;

(3)     Meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

(4)     Facilitate communications between other members of the Board and the Chairman of the Board and CEO by serving as the principal liaison; however, each director is free to communicate directly with the Chairman of the Board and CEO;

(5)     Monitor, with the assistance of the Company’s Chairman and CEO, Chief Financial Officer and General Counsel, communications from stockholders and other interested parties, report on such communications to the other directors as he or she considers appropriate, and be available, when appropriate, for consultation and direct communication with stockholders;

(6)     Work with the Chairman of the Board and the CEO in the preparation of the agenda for each Board meeting and approve the agendas to be sent to the Board; and be available to review information to be sent to the Board when appropriate;

(7)     Work with the Chairman of the Board in determining the need for special meetings of the Board, and approve the number and frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items; and

(8)     Otherwise consult with the Chairman of the Board and the CEO on matters relating to corporate governance and Board performance.
Our Board, under the guidance of the Nominating and Governance Committee, reviews the structure of our Board and its committees each year as a part of its annual self-evaluation process, and in that context considers, among other things, issues of structure and leadership, including whether the offices of Chairman of the Board and CEO should be combined or separate, and whether the Board’s leadership structure is appropriate given the characteristics or circumstances of the Company. The Board believes that having Mr. Bok serve as both CEO and Chairman of the Board is the most appropriate leadership structure for the Company at this time. Mr. Bok is the director most familiar with the Company’s business operations and the industry in which it operates, and best positioned to set and execute the Company’s business strategies. In addition, we believe the combined role of Chairman and CEO provides enhanced efficiency, effective decision making and clear accountability. If the Board determines in the future to separate the roles of Chairman and CEO, the Company’s stockholders will be notified.
The Board is satisfied that its current structure and processes are well suited for the Company, given its simple business model, employee stock ownership and size.
Management is principally responsible for managing risks within the businesses on a day-to-day basis. The Board has delegated oversight of risk management to the Audit Committee, and our Lead Independent Director, Mr. Liu, is a member of the Audit Committee. The Audit Committee receives from management regular reports on risk matters, including financial, legal and regulatory risks, at its quarterly meetings. The Audit Committee also receives an annual report on compliance matters from the Chief Compliance Officer. The Audit Committee oversees the Company’s periodic risk assessments and risk-based internal audits. In addition, members of the Audit Committee speak regularly with the Chief Financial Officer and General Counsel and Chief Compliance Officer of Greenhill as well as its external and internal auditors, to discuss issues related to risk management. The Audit Committee, in turn, reports any material risk issues which may arise to the full Board.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officers, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our website at www.greenhill.com.
We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officers, principal financial officer, principal accounting officer, controller and other persons performing similar functions within four business days following the date of such amendment or waiver.

DIRECTOR COMPENSATION TABLE

2022 Non-Employee Director Compensation (1)

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Ulrika M. Ekman	$62,504	$62,496	$125,000
Kevin T. Ferro	—	124,999	124,999
Meryl D. Hartzband (2)	—	139,994	139,994
John D. Liu	62,496	62,504	125,000

(1)    These amounts reflect the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards related to 2022 pursuant to our Equity Incentive Plan. As these awards are fully vested, the entire expense arising from them is recognized in the year the services to which they relate were rendered.

(2)    The amounts for Meryl D. Hartzband includes an additional annual retainer of $15,000 that she received for service as Chair of the Audit Committee, as more fully described below.

During 2022, directors who were not Greenhill employees received an annual retainer of $125,000 for service on our Board payable at their election either in cash or fully vested stock or a combination thereof. No separate meeting fees were paid. The Chair of the Audit Committee received an additional annual retainer of $15,000. We have not retained any compensation consultants to advise on director compensation.
It is our policy to ask our non-employee directors to retain any stock granted to them as compensation, or purchased by them on the open market, until such time as they complete their service on the Board, subject to exceptions for unforeseen personal circumstances. As of December 31, 2022, all of our non-employee directors owned stock in the Company. Our non-employee directors are also prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our shares owned by them through short sales, option transactions or other derivative instruments. We believe this further supports the alignment of the interests of our non-employee directors with those of our stockholders.
Our non-employee directors will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and the Board committees. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans. See discussion under “Certain Relationships and Related Transactions—Related Transactions Involving our Directors and Executive Officers—Other Compensation” for a description of the compensation paid to Robert F. Greenhill, who is the Chairman Emeritus of our Board and an employee of Greenhill, but is not an executive officer, and see discussion under “Compensation Discussion and Analysis” for discussion of the compensation paid to Scott L. Bok, our CEO and Chairman of our Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than what is in the best interests of the Firm and our stockholders. We also recognize that at times, such transactions may actually be in the best interests of the Company.

Related Person Transaction Policy
We have adopted a written related person transaction policy, which is administered by the Nominating and Governance Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any stockholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. Under the policy, the transaction will be referred to the General Counsel, the CEO and/or the Nominating and Governance Committee for review depending on the identity of the “related person.” Such reviewer will review, approve or ratify the transaction, taking into account all relevant facts and circumstances, including without limitation the commercial reasonableness, the benefit and perceived benefit or lack thereof, to the Company, the availability and/or opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. No reviewer may participate in any review, approval or ratification of any related person transaction in which such reviewer or any of his or her immediate family members is the related person. All determinations by the CEO or the General Counsel under the policy will be reported to the Committee at its next regularly scheduled meeting or earlier if appropriate.

Certain Relationships and Related Transactions
Other Compensation
Robert F. Greenhill is the Chairman Emeritus of the Company, and now a Senior Advisor and employee of the Company. In 2022, Mr. Greenhill received a total of $100,000 in compensation, consisting of his base salary.
Beginning on January 1, 2020, Mr. Greenhill became a Senior Advisor and his annual base salary was adjusted to $100,000. Mr. Greenhill is also entitled to participate in all of our employee benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) Profit Sharing Plan and Equity Incentive Plan. The employment agreement may be terminated by either party on 90 days’ notice. Under the agreement, Mr. Greenhill is subject to limitations on his ability to compete with us during the term of his employment and for a three-month period thereafter. He is also prohibited from soliciting certain of our employees for a period of six months following the termination of his employment. In addition, he is subject to obligations of confidentiality and is required to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act and regulations of the SEC require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our equity securities and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of a registered class of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports provided by the reporting persons or their respective brokers and on information known to us regarding changes in ownership, we believe that our directors, officers and owners of more than 10% of our common stock are compliant with all applicable filing requirements.

ITEM 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this proxy statement. Please also see Item 3 regarding an advisory vote on our annual say-on-pay practice.
Our Board maintains a “pay for performance” philosophy that forms the foundation for Compensation Committee decisions regarding executive compensation. In addition, our compensation programs are designed to facilitate strong corporate governance. The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions, including 2022 Company and individual performance, focusing on the compensation of our NEOs. Our stockholders affirmed their support of our programs in last year’s Say on Pay results. We believe that we have created a compensation program deserving of stockholder support and we encourage our stockholders to read our Compensation Discussion and Analysis in its entirety.
We are asking our stockholders to approve the following non-binding advisory resolution at our 2023 annual meeting:
“RESOLVED, that the stockholders of Greenhill & Co., Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the proxy statement for the Company’s 2023 annual meeting of stockholders.”
This advisory resolution, commonly referred to as “say-on-pay”, is not binding on the Compensation Committee or the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.
The Board unanimously recommends that you vote FOR the approval of the advisory resolution to approve our named executive officer compensation. Proxies will be voted FOR the approval of this resolution unless otherwise specified.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, describes our compensation objectives and programs for our NEOs. The CD&A also describes the specific decisions, and the process supporting those decisions, which were made with respect to 2022 for the NEOs.
For 2022, our NEOs were:
◦Scott L. Bok, Chief Executive Officer;
◦Kevin M. Costantino, President;
◦David A. Wyles, President;
◦Harold J. Rodriguez, Jr., Chief Financial Officer and Chief Operating Officer; and
◦Gitanjali Pinto Faleiro, General Counsel.
Descriptions of our executive officers (who are also our Named Executive Officers) were included in our annual report on Form 10-K and are incorporated herein by reference.

Executive Summary
Greenhill’s 2022 Business Performance. For the year ended December 31, 2022, Greenhill generated revenue of $258.5 million, or a decrease of 19% from 2021. The decrease in our 2022 revenues, as compared to 2021, principally resulted from global market uncertainty and volatility caused by inflationary pressures, slowing global growth, rising interest rates, and the war in Ukraine, among other things, which adversely impacted the level of M&A activity substantially from the rapid pace of 2021. For us, we realized significantly fewer transaction completions, particularly in the first half of the year, while in the second half of the year the pace of completions accelerated despite a number of transactions carrying over to the next year.
Executive Pay Program Updates and Say-on-Pay Vote. Our compensation philosophy is designed to enable us to be competitive in the market for recruiting and retaining top talent, while also providing that our NEOs’ pay reflects both individual and company performance and is aligned with increasing value to our stockholders. At our 2022 annual meeting 96% of votes cast were in favor of our say-on-pay resolution and over the past five years we have experienced strong stockholder support with over 90% of our stockholders casting votes in support of Greenhill’s executive compensation program at our annual meetings. We believe the positive results of our say-on-pay votes are consistent with our view that our executive compensation program is appropriate and is responsive to our stockholder’s views.
2022 CEO Compensation. In light of the Firm’s performance in 2022, including a 19% decline in revenues, the Compensation Committee has reduced Mr. Bok’s total annual pay by approximately 12% from 2021. Similar to 2021, our CEO was granted a significant portion of his long term incentive compensation in performance-based restricted stock units (“PRSUs”) to further align incentive compensation to future financial performance and shareholder return. The PRSUs awarded for the 2022 performance period tie 2023 to 2025 compensation outcomes for our CEO to multi-year revenue, operating margin and total stockholder return (“TSR”) goals, each equally weighted, as described below in “CEO PRSU Awards”.
2022 Performance Highlights
◦Total annual revenues of $258.5 million in 2022, reflecting a 19% decrease from 2021 due to a reduction in both merger and acquisition transaction completion fees, and financing and restructuring advisory fees.
◦Operating margin decline and compensation ratio increase were largely driven by lower revenue generation
◦Compensation ratio was higher than our historic range because we sought to retain our employees and to compensate them competitively in a year when our revenues were lower than our historic norm.
◦Repurchased 3.0 million of common shares and share equivalents at an average price of $13.47 per share.

Compensation Track Record. For the year ended December 31, 2022, our employee compensation and benefits expenses were $179.8 million as compared to $190.5 million in 2021. Our ratio of compensation to revenues was 70% as compared to 60% in the prior year due to the spreading of lower compensation and benefits expenses over significantly lower revenues.
Our compensation ratio is determined by management in consultation with the Compensation Committee at each year end and is based on factors such as the relative level of revenues, anticipated compensation requirements to retain and reward our employees, the cost to recruit and exit employees, the charge for amortization of restricted stock and deferred cash compensation awards and related forfeitures, among others. Our consistent goal, over time, has been to align a substantial portion of the compensation of our senior employees with our stockholders through the award of restricted stock units and to provide our stockholders with prudent growth, robust profitability and strong return of capital.

Our Compensation Philosophy
Our compensation program is designed to attract, retain and motivate our professionals, reward the achievement of business results through the delivery of competitive pay and align the aggregate compensation of our employees through incentive programs with both individual and company performance. We periodically review our program and engage with our stockholders in order to gauge whether our program should be updated for changes in governance and market practices, and accordingly, our program includes several features that further our aim of rewarding our executives for performance-based results.

What We Do

Grant PRSUs as part of CEO’s incentive compensation	Exercise discretion to be responsive to the cyclical nature of our business and advance our goal of operating as a meritocracy
Retain an independent compensation consultant to assist the Compensation Committee	Require double-trigger vesting for equity awards under a change in control scenario
Review and consider stockholder feedback in structuring executive compensation	Design incentive compensation programs taking into account tax deductibility
Provide broad ability to Compensation Committee to clawback deferred retention compensation, which is the largest component of NEO compensation	Maintain stock ownership guidelines for all NEOs, which guidelines are currently exceeded
Apply multi-year vesting requirements, generally 3-5 years, to equity awards	Maintain Pay for Performance
Award equity compensation to new senior hires and as part of annual incentive compensation for alignment of interests with stockholders	Hold annual Say-on-Pay vote

What We Don’t Do

No multi-year guaranteed bonus arrangements generally	No perks
No tax gross-ups	No severance agreements
No single trigger vesting on change in control	No pension benefits
No hedging or pledging permitted	No repricing of underwater stock options without stockholder approval

Our executive compensation program rests on the following key principles:

Principles of Compensation Policy
Alignment	Further align interests between all our senior professionals (including our NEOs) and our stockholders
Simplicity	Sponsor transparency by permitting our senior professionals and our stockholders to readily calculate the costs and benefits of the compensation we provide
Meritocracy (within the Firm)	Promote meritocracy through a robust and fair compensation methodology which encourages our senior professionals to work together even more effectively in order to better advise clients
Effectiveness	Attract, retain and incentivize talent in a highly competitive industry

Our Compensation Program Design
Components. Our NEOs’ compensation is comprised of the following components, each designed to further the principles and compensation objectives described above.
•Base salaries - represent a fixed amount of cash compensation payable to our NEOs at a level that is competitive to the market
•Incentive awards - represents cash bonuses and long-term deferred compensation awards, in the form of deferred cash and equity-based incentive awards, to reward our NEOs for achievement over the year in respect of individual and Firm-wide goals, and, in the case of equity-based awards, to further align our NEOs’ interests with those of our stockholders
•Benefits - participation in broad-based benefits program
Compensation Process. The Compensation Committee, which consists entirely of independent outside directors, has the overall responsibility for evaluating and approving our executive officer base salaries and annual and long-term incentive compensation. The Compensation Committee maintains a dialogue with our management and its independent consultant regarding compensation, industry practices and the contributions of individual executives, and we periodically solicit feedback from our stockholders, all of which are taken into account in determining compensation. The various factors taken into account by our Compensation Committee in the process are illustrated as follows:

For purposes of determining the annual incentive compensation of our NEOs, our Compensation Committee principally evaluates the Company’s annual financial results and stockholder return, but also considers other factors, including management responsibilities, leadership role, and where applicable, the development of client relationships and execution of client engagements. Scott Bok, our Chairman and CEO, after consulting with other key executives, makes recommendations to the Compensation Committee regarding both the form and amount of base salary and annual and long-term incentive compensation for each NEO (other than himself) and other senior professionals each year.
Incentive compensation awards are generally granted in the first quarter of each calendar year in respect of performance for the preceding year. On a limited basis, additional awards may be provided at other times of the year for individual recognition or to support retention. The purpose of incentive compensation awards is to reward our professionals for their contribution to our business in the preceding year and to encourage the long-term retention of our valued professionals.
In making its final determinations, our Compensation Committee initially evaluates the Firm’s financial results and strategic development, as measured by revenue growth, operating margin, and return of capital to stockholders, and the implications of its decisions on total compensation expense as a percent of total revenue in any given year (i.e., the compensation ratio).

In approving NEO compensation decisions with respect to 2022, our Compensation Committee considered a variety of factors, including the following: (i) the Firm’s 2022 performance versus the prior year and versus its peers; (ii) the successful recruitment, promotion and retention of senior professionals, and (iii) with respect to those NEOs who are actively involved in advising clients and generating revenue (among the NEO’s, our Chairman/CEO and our Presidents), of their individual contributions to building client relationships, winning assignments, executing transactions and generating revenue for the Firm. With respect to our Chairman/CEO, in particular, the Compensation Committee determined his 2022 compensation on the merits of his performance both as an executive in relation to the Firm’s overall results and as an investment banker, while taking into consideration market conditions and other relevant factors. For more detail on the Compensation Committee’s considerations for our NEO’s 2022 compensation, see below under “2022 Total Direct Compensation”.
Independent Consultant. During 2022, pursuant to its authority to retain independent advisors under its charter, the Compensation Committee again retained Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. CAP assisted the Compensation Committee by preparing analyses and making recommendations to inform the Compensation Committee’s decisions, in particular those related to Chairman/CEO compensation. The Compensation Committee assessed the independence of CAP pursuant to SEC and NYSE rules, and concluded that no conflict of interest exists that would prevent CAP from providing independent advice to the Compensation Committee. CAP met with the Compensation Committee Chair outside the presence of management and will perform no other services for the Firm without the consent of the Compensation Committee Chair.

2022 Total Direct Compensation
With respect to evaluating our NEO’s compensation for 2022, the Compensation Committee generally took into account the Firm’s continued progress towards key goals, as discussed above under “2022 Performance Highlights”. In addition, the Compensation Committee considered the following:
Mr. Bok. In determining Mr. Bok’s compensation for 2022, the Compensation Committee considered, among other things, the Firm’s financial performance in 2022, Mr. Bok’s stewardship of the Firm, his management responsibilities, his progress on strategic initiatives, and his continuing significant role and success in developing, maintaining and advising key client relationships.
Mr. Bok’s incentive compensation has historically been in the form of RSUs and/or PRSUs, with no cash bonuses paid since 2010. With respect to Mr. Bok’s 2022 compensation, the Compensation Committee approved $50,000 of base compensation and long-term incentive compensation of $3,650,000, consisting of a RSU award of $2,150,000, which will vest in full on January 1, 2026, and a PRSU award of $1,500,000, which represents approximately 35% of his total annual pay. The PRSU award is fully at-risk based on performance outcomes over a three-year period as more fully described below under “CEO PRSU Awards”. Incentive awards constituted 99% of Mr. Bok’s total compensation in 2022. Total deferred equity compensation awards constituted 100% and 99% of Mr. Bok’s total incentive compensation and total compensation, respectively, for 2022. Providing Mr. Bok’s incentive compensation in RSUs and PRSUs rather than cash directly aligned nearly all of his compensation with the interests of our stockholders.
Mr. Bok has consistently demonstrated his commitment to the Firm and alignment with our stockholders. For example, in conjunction with the recapitalization in 2017, Mr. Bok requested, and the Compensation Committee determined, to reduce his base salary for the five-year period beginning January 1, 2018 by more than 90%, or $2,750,000 in the aggregate. Accordingly, Mr. Bok’s annual base salary was reduced from $600,000 to $50,000. In recognition of this reduction in base salary, the Compensation Committee determined to provide Mr. Bok a grant of PRSUs in 2017 that were linked to the successful repayment of the borrowing used to fund the recapitalization. The PRSU grant was valued at $2,750,000 at the grant date. These PRSUs were granted on September 25, 2017 at $14.40 per share and vested in September 2022 at $10.06 per share. The Compensation Committee determined that the April 2019 refinancing of the Company’s borrowings satisfied the performance criteria of the award. Mr. Bok’s base salary reverted to $600,000 beginning in 2023 as the five year agreement related to the 2017 PRSU grant period has expired.
The following table shows the base salary and incentive compensation awarded to our Chairman/CEO for 2022, 2021, and 2020, considering annual performance outcomes and other relevant factors, in the manner it was considered by the Compensation Committee. This table shows incentive compensation in the year to which it relates and, accordingly, among other things, differs from (and does not replace) the information contained in the Summary Compensation Table.

Chairman/CEO Compensation as Considered by our Compensation Committee
Year	Salary	PRSUs In Lieu of Salary (1)	Deferred RSUs	Deferred PRSUs	Total Annual Pay
2022	$50,000	$550,000	$2,150,000	$1,500,000	$4,250,000
2021	$50,000	$550,000	$2,700,000	$1,500,000	$4,800,000
2020	$50,000	$550,000	$2,700,000	$1,500,000	$4,800,000
(1) Represents an amount of salary that was foregone and will not be paid to Mr. Bok, and that relates to a PRSU grant in 2017, as described above.
Our Other NEOs. With respect to the compensation of our other NEOs, Mr. Bok’s recommendations to the Compensation Committee focused on the relative importance of the roles played by such officers and their overall contributions to the Firm, including, where relevant, their roles in developing client relationships, executing client engagements and generating revenue and, in all cases, the complexity and difficulty of the leadership and administrative roles played by such officer, as well as the importance of retaining such officer.
Mr. Costantino. In recommending annual incentive compensation for Mr. Costantino, Mr. Bok considered Mr. Costantino’s role as a senior banker developing key client relationships, executing client engagements and generating revenue, while also playing a senior management and leadership role within the Firm. As President, Mr. Costantino plays a central role in managing key client relationships, monitoring business activity across the Firm, managing Firm personnel, recruiting new talent to the Firm and pursuing new strategic opportunities for the Firm. The Compensation Committee approved $600,000 of base compensation and the following incentive compensation for Mr. Costantino for his performance in 2022: an RSU award valued at $550,000 that will vest ratably over four years and a deferred cash award valued at $550,000 that will also vest ratably over a four year period. Incentive awards and total long-term deferred compensation awards constituted 61% of Mr. Costantino’s total compensation for 2022 to both align a substantial portion of his compensation with the interests of our stockholders (through the grant of RSUs) and encourage long-term retention. In addition, on February 27, 2023, the Compensation Committee granted Mr. Costantino an additional 2023 retention cash award for $500,000 that is payable in April 2023, subject to continued employment and inclusive of a clawback provision until the end of the 2023 fiscal year.

Mr. Wyles. In recommending annual incentive compensation for Mr. Wyles, Mr. Bok considered Mr. Wyles’ role as a senior banker developing key client relationships, executing client engagements and generating revenue, while also playing a senior management and leadership role within the Firm. As President, Mr. Wyles plays a central role in managing key client relationships, monitoring business activity across the Firm, managing Firm personnel, recruiting new talent to the Firm and pursuing new strategic opportunities for the Firm. The Compensation Committee approved $488,813 of base compensation and the following incentive compensation for Mr. Wyles for his performance in 2022: an RSU award valued at $375,000 that will vest ratably over four years and a deferred cash award valued at $375,000 that will also vest ratably over a four year period. Incentive awards and total long-term deferred compensation awards constituted 54% of Mr. Wyles’ total compensation for 2022 to both align a substantial portion of his compensation with the interests of our stockholders (through the grant of RSUs) and to encourage long-term retention. In addition, on February 27, 2023, the Compensation Committee granted Mr. Wyles an additional 2023 retention cash award for $254,059 that is payable in April 2023, subject to continued employment and inclusive of a clawback provision until the end of the 2023 fiscal year.
Mr. Rodriguez. In recommending annual incentive compensation for Mr. Rodriguez, Mr. Bok considered the various roles that Mr. Rodriguez performs for the Firm, including as Chief Operating Officer and Chief Financial Officer. Among other things, he considered Mr. Rodriguez’s responsibility for corporate finance and accounting at the Firm, managing the Firm’s expenses apart from compensation, ongoing management and oversight of the operating risks of the business, and establishing and implementing uniform internal policies within the Firm. The Compensation Committee approved $600,000 of base compensation and the following incentive compensation for Mr. Rodriguez for his performance in 2022 of a deferred cash award valued at $900,000, consisting of cash payments that will vest $400,000 on December 29, 2023 and $500,000 on January 31, 2024. The vesting period was shortened to coincide with Mr. Rodriguez’s transition from the Chief Financial Officer to Senior Advisor during 2023. Incentive awards constituted 56% of total compensation for 2022. Mr. Rodriguez transitioned from his role as Chief Financial Officer to that of a Senior Advisor on March 1, 2023. He will assist the current officers of the Firm on discrete projects when requested by the CEO.
Ms. Faleiro. In recommending annual incentive compensation for Ms. Faleiro, Mr. Bok considered the various roles that Ms. Faleiro performs for the Firm, including as the General Counsel, Chief Compliance Officer and Corporate Secretary. Among other things, he considered Ms. Faleiro’s responsibility for overseeing global legal matters and regulatory compliance at the Firm, advising the Firm’s professionals on client engagements, and designing and implementing uniform internal policies with regard to legal and compliance matters. The Compensation Committee approved $475,000 of base compensation and the following incentive compensation for Ms. Faleiro for her performance in 2022: an RSU award valued at $201,250 that will vest ratably over four years and a deferred cash award valued at $201,250 that will also vest ratably over a four year period. Incentive compensation constituted 46% of Ms. Faleiro’s total compensation in 2022 and 100% of long-term deferred compensation awards to align a portion of her compensation with the interests of our stockholders (through the grant of RSUs) and to encourage long-term retention. In addition, on February 27, 2023, the Compensation Committee granted Ms. Faleiro an additional 2023 retention cash award for $272,500 that is payable in April 2023, subject to continued employment and inclusive of a clawback provision until the end of the 2023 fiscal year.

CEO PRSU Awards
Our Compensation Committee believes that PRSU awards, which include prospective performance goals that advance our business objectives, can be a valuable component to include in our executive compensation program. Over the past several years the Compensation Committee, in consultation with CAP, has elected to include PRSUs, as part of our Chairman/CEO’s annual incentive compensation. The PRSUs awarded include performance goals linked to future financial performance and shareholder return over a three year period.
In February 2023, as part of our Chairman/CEO’s annual incentive compensation for the 2022 performance year, our Compensation Committee awarded 134,892 PRSUs with three-year prospective goals. The PRSUs pay out, if at all, based on 2023 to 2025 revenue, operating margin and TSR goals, each equally weighted and individually tracked. Any compensation ultimately earned for the award will be based on performance during the three-year period ended December 31, 2025, and will vest immediately following. If the achievement of a performance metric is below the threshold goal, the payout factor for such performance metric will be 0%. The maximum payout under the award is 250% of the target number of stock units, or 337,230 units, plus the cumulative dividends paid on the underlying shares during the performance period. If a performance metric exceeds the threshold goal and falls in between any of the other stated goals, interpolation of the two closest goals will be utilized in calculating a payout factor. The emphasis on awards granted against the three-year goals represents our continued desire to align personal and Firm performance with the interests of our stockholders. Under the terms of the PRSU award for the 2022 performance year, Mr. Bok is required to hold any shares that vest under the award for at least two years following the end of the performance period. Since this award is based on cumulative financial targets over a three year period and we are unable to forecast our share price at the end of the period, we are unable to predict whether any compensation will ultimately be earned from this award.
In February 2022, as part of our Chairman/CEO’s annual incentive compensation for the 2021 performance year, our Compensation Committee awarded 90,799 PRSUs with three-year prospective goals. The PRSUs pay out, if at all, based on 2022 to 2024 revenue, operating margin and TSR goals, each equally weighted and individually tracked. If the achievement of a performance metric is below the threshold goal, the payout factor for such performance metric will be 0%. The maximum payout under the award is 250% of the target number of stock units, or 226.998 units, plus the cumulative dividends paid on the underlying shares during the performance period. If a performance metric exceeds the threshold goal and falls in between any of the other stated goals, interpolation of the two closest goals will be utilized in calculating a payout factor. Any compensation ultimately earned for the award will be based on performance during the three-year period ended December 31, 2024, and will vest immediately following. The emphasis on awards granted against the three-year goals represents our continued desire to align personal and Firm performance with the interests of our stockholders. Under the terms of the PRSU award for the 2021 performance year, Mr. Bok is required to hold any shares that vest under the award for at least two years following the end of the performance period.
In February 2021, our Chairman/CEO was awarded 126,050 PRSUs based on 2021 to 2023 revenue, operating margin and TSR goals, each equally weighted and individually tracked. Any compensation ultimately earned for the award will be based on performance during the three-year period ended December 31, 2023. If the achievement of a performance metric is below the threshold goal, the payout factor for such performance metric will be 0%. The maximum payout under the award is 250% of the target number of stock units, or 315.125 units, plus the cumulative dividends paid on the underlying shares during the performance period. If a performance metric exceeds the threshold goal and falls in between any of the other stated goals, interpolation of the two closest goals will be utilized in calculating a payout factor. Any compensation ultimately earned for the award will be based on performance during the three-year period ended December 31, 2023, and will vest immediately following. Under the terms of the PRSU award for the 2020 performance year, Mr. Bok is required to hold any shares that vest under the award for at least two years following the end of the performance period.
The PRSUs awarded in February 2023 for performance year 2022 will vest, if at all, based on the following metrics:

2023 - 2025 Performance Period	Average Annual Revenue as Multiple of Base Year	Cumulative Operating Margin	Total Shareholder Return (TSR) (CAGR)	Total Shareholder Return (TSR) (Cumulative)
Threshold Goal (Payout Factor = 50%)	1.1 x 2022 revenue	20%	5%	15.8%
Target Goal (Payout Factor = 100%)	1.15 x 2022 revenue	23%	10%	33.1%
Upside Goal (Payout Factor = 200%)	1.2 x 2022 revenue	24%	15%	52.1%
Maximum Goal (Payout Factor = 250%)	1.25 x 2022 revenue	25%	20%	72.8%

Peer Groups - Relative Performance and Pay Levels/Practices
Competition for Talent. We operate in a highly competitive industry, where individual investment bankers can have a significant impact on both near and long-term revenue and on their employer’s reputation. Our competitors for talent, as well as for clients, fall largely into four categories: large global banks, large regional banks, publicly listed independent investment banking firms and closely held boutique firms.
Relative Performance. When reviewing relative performance with the Compensation Committee, we generally reference other public, independent investment banks: Evercore Partners, Houlihan Lokey, Lazard, Moelis & Co., and PJT Partners.
Relative Pay Levels/Practices. The Compensation Committee, working with management, developed a group of peer companies which it believes provides a meaningful gauge of current pay practices and levels, as well as overall compensation trends: Evercore Partners, Houlihan Lokey, Lazard, Moelis & Co., PJT Partners and Stifel Financial Corp. For purposes of 2022 compensation, the Compensation Committee reviewed an analysis prepared by CAP regarding CEO compensation levels for 2021 (the most recent year for which comprehensive data for our peers was available), and expectations for 2022 year-end compensation decisions, for comparable positions at these firms. We considered the level of compensation paid by the firms in the peer group in connection with our 2022 compensation decisions; however, the Compensation Committee did not target compensation at a particular level relative to the peer group. Rather, this information was one of several data points considered. To the extent investors use a peer group for the Firm to benchmark pay levels or pay practices, we believe this is a reasonable group of companies, considering size and business model.

Other Compensation Program and Governance Features
No Guarantees. We historically have had a “no guarantees” policy (with exceptions typically only for the initial period of employment of newly recruited NEOs and other senior professionals) and no contractual entitlement to severance. To provide further flexibility with respect to employment and compensation matters, we historically have maintained a termination practice with no contractual rights to continued employment (other than for a brief notice period) and no contractual right to severance upon termination.
Clawbacks. The Compensation Committee, in cases where it reasonably determines to be appropriate (not only in cases of narrowly defined actions by the NEO or employee that would constitute “cause” for termination), has discretion to cancel all unvested deferred compensation awards upon termination of a NEO or employee pursuant to the Clawback Policy. Because a significant portion of compensation to NEOs and other senior professionals is in the form of deferred compensation awards, which generally vest over three to four years, the Compensation Committee effectively has the ability to terminate unvested deferred compensation awards and thereby clawback a significant portion of all unvested compensation awarded to an individual in the prior three to four years. In addition, recent cash retention awards are subject to continued employment at the time of payment and inclusive of a clawback provision until the end of the 2023 fiscal year.

Executive Stock Ownership Guidelines. To support the alignment of interests between our NEOs and our stockholders, we maintain stock ownership guidelines for our NEOs. The guidelines require that executives attain a specified level of ownership of the Firm’s securities equal in value to a specified multiple of base salary within the later of five years of the executive’s appointment to his or her role or the applicability of these guidelines:

◦CEO - 10x base salary (based on the historic CEO salary of $600,000, i.e., prior to the salary reduction described above)
◦Other NEOs - 3x base salary
“Securities,” for purposes of the stock ownership guidelines, includes shares of common stock or other securities of the Firm, RSUs, PRSUs, stock options or other stock-linked equity awards, held directly or indirectly, whether vested or unvested.
The Compensation Committee reviews the ownership level for covered executives each year, using a twelve month average stock price. As of the measurement of ownership for 2022, all NEOs currently subject to these ownership guidelines were compliant. By way of illustration, our CEO Mr. Bok is required under the guidelines to attain a level of ownership representing 10x his base salary, but in fact has far surpassed such minimum threshold and beneficially owns 16.1% of the outstanding securities of the Company before inclusion of his RSU and PRSU awards.
Anti-Hedging and Anti-Pledging Policies. Our executive officers and directors are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them through short sales, option transactions or other derivative instruments, and may not purchase any of our securities on margin, borrow against any account in which our securities are held or otherwise pledge any company securities as collateral.
Tax Deductibility of Compensation. Historically, Section 162(m) of the Internal Revenue Code limited deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. Our policy was designed generally to maximize the tax deductibility of compensation payments to our executive officers pursuant to available exemptions under that provision, although we retained discretion to authorize payments to executive officers that may not be fully deductible if we believed that such payments are in our stockholders’ interests. The Tax Cuts and Jobs Act of 2017 (the “TCJA”) and recent guidance issued by the Internal Revenue Service (“IRS”) eliminated the exemption for performance-based compensation from Section 162(m) for fiscal years beginning after December 31, 2017. Compensation paid to our covered officers in excess of $1.0 million therefore will not be deductible. The Compensation Committee will continue to monitor the application and impact, if any, of the TCJA and any relevant IRS guidance on the Company’s compensation programs.
Accounting Implications. We account for stock-based compensation in accordance with the requirements of FASB ASC Topic 718. In designing our compensation and benefit programs, we review and consider the accounting implications of our decisions, including the accounting treatment of amounts awarded or paid to our executives.
Risk Related to Compensation Policies. Our Firm-wide year-end discretionary compensation program is designed to reflect the performance of the Firm and the performance of the individual employee, and we believe its design discourages excessive risk taking. For example, paying a significant portion of our year-end compensation in the form of deferred compensation awards, including, with respect to our CEO, PRSUs in certain years, all with multi-year vesting periods, encourages each of our senior professionals to be sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our common stock. The Compensation Committee’s ability to clawback awards in certain situations, as discussed above, also aids in this regard. In addition, our NEOs are prohibited from hedging or pledging their stock and are subject to stock ownership requirements. We believe these criteria will provide our employees additional incentives to prudently manage the range of risks inherent in our business. Based on this, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Firm.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Greenhill has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our annual report on Form 10-K and in this proxy statement.
Compensation Committee of the Board of Directors of Greenhill & Co., Inc.
John D. Liu, Chair
Kevin T. Ferro
Meryl D. Hartzband
Ulrika M. Ekman

EXECUTIVE COMPENSATION TABLES
2022 Summary Compensation Table (1)

Name	Year	Salary		Bonus		Stock Awards (2)		All Other Compen-sation (3)		Total
Scott L. Bok	2022	$50,000	(4)	$—		$4,200,000	(13)	$219,618	(15)	$4,469,618
Chief Executive Officer	2021	50,000	(4)	—		4,193,700	(14)	—		4,243,700
	2020	50,000	(4)	—		2,700,000		—		2,750,000

Kevin M. Costantino	2022	600,000		—	(5)	1,250,000		113,793	(16)	1,963,793
President	2021	600,000		150,000	(6)	950,000		971,171	(17)	2,671,171
	2020	600,000		1,300,000	(7)	3,150,000		8,900	(16)	5,058,900

David A. Wyles *	2022	488,813		—	(5)	1,250,000		131,987	(18)	1,870,800
President	2021	543,402		198,674	(8)	3,000,000		26,277	(18)	3,768,353
	2020	507,062		2,487,393	(9)	483,711		23,365	(18)	3,501,531

Harold J. Rodriguez, Jr.	2022	600,000		—		875,000		105,986	(19)	1,580,986
Chief Financial Officer	2021	600,000		275,000	(10)	1,150,000		—	(19)	2,025,000
	2020	600,000		—		1,400,000		5,574	(19)	2,005,574

Gitanjali Pinto Faleiro	2022	475,000		—	(5)	357,500		161,577	(20)	994,077
	2021	450,000		135,000	(11)	140,000		141,638	(21)	866,638
General Counsel	2020	350,000		370,000	(12)	200,000		362	(22)	920,362

*    Mr. Wyles performed services in the UK and, accordingly, the Company paid compensation to Mr. Wyles in pound sterling (GBP). With respect to his base salary, GBP was converted into dollars using a monthly exchange rate as published in Bloomberg. With respect to his bonus and amounts related to all other compensation, such amounts were determined as of the date of the applicable payment for interim payments and at the year-end rate for amounts earned as part of year-end awards and converted from GBP into dollars using the rates published in Bloomberg for such date.
(1)    Our NEOs for 2022 were Messrs. Bok, Costantino, Wyles and Rodriguez and Ms. Faleiro.
(2)    These amounts reflect the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 of awards made pursuant to our Equity Incentive Plan in the referenced fiscal year. See Note 2 (Summary of Significant Accounting Policies) and Note 13 (Deferred Compensation—RSUs) to our financial statements for the year ended December 31, 2022 included in our most recent Form 10-K filed with the SEC. In addition, on February 27, 2023, our NEOs were granted additional awards of RSUs under our Equity Incentive Plan in respect of 2022 performance as follows: Mr. Bok, 193,345 RSUs; Mr. Costantino, 49,460 RSUs; Mr. Wyles, 33,723 RSUs; and Ms. Faleiro 18,098 RSUs, which are not reflected in this table. Mr. Bok’s awards will vest in full on January 1, 2026. Messrs. Costantino’s and Wyles’ and Ms. Faleiro’s awards will vest in equal installments over four years, as follows: 25% will vest on January 1, 2024, 25% will vest on January 1, 2025, 25% will vest on January 1, 2026 and 25% will vest on January 1, 2027. In addition, in February 27, 2023, the Company awarded 134,892 PRSUs to Mr. Bok (which will vest, if at all, based on performance during the three-year period ended December 31, 2025), although such award is intended to compensate for future performance rather than be provided in respect of 2022 performance.
(3)     On February 27, 2023, our Compensation Committee granted select NEOs additional deferred cash awards in respect of 2022 performance as follows: Mr. Costantino, $550,000; Mr. Wyles, $375,000; Mr. Rodriguez $900,000 and Ms. Faleiro $201,250, which are not reflected in this table. Subject to continued employment, Messrs. Costantino’s and Wyles’ and Ms. Faleiro’s awards will vest in equal installments over four years, as follows: 25% will vest on January 1, 2024, 25% will vest on January 1, 2025, 25% will vest on January 1, 2026 and 25% will vest on January 1, 2027. The granted awards to Mr. Rodriguez will vest as follows: $400,000 on December 29, 2023 and $500,000 on January 31, 2024.
(4)     On September 25, 2017, our Compensation Committee approved a reduction in Mr. Bok’s base salary from $600,000 to $50,000, effective as of January 1, 2018 through December 31, 2022. In exchange for forgoing more than 90% of his base salary over such five-year period (i.e. a $550,000 reduction per year for five years), the Compensation Committee approved, on the same date, the grant of a $2,750,000 award of PRSUs to Mr. Bok. Mr. Bok’s base salary reverted to $600,000 beginning in 2023 as the five year agreement related to the 2017 PRSU grant period has expired.

(5) On February 27, 2023, the Compensation Committee granted certain NEOs an additional 2023 retention cash award that is payable in April 2023, subject to continued employment and inclusive of a clawback provision until the end of the 2023 fiscal year as follows: Mr. Costantino, $500,000; Mr. Wyles, $254,059; and Ms. Faleiro $272,500, which are not reflected in this table.
(6)    This amount reflects the cash bonus awarded to Mr. Costantino in 2022 in respect of 2021 performance.
(7)    This amount reflects the cash bonus awarded to Mr. Costantino in 2021 in respect of 2020 performance.
(8)    This amount reflects the cash bonus awarded to Mr. Wyles in 2022 in respect of 2021 performance.
(9)    This amount reflects the cash bonus awarded to Mr. Wyles in 2021 in respect of 2020 performance.
(10)    This amount reflects the cash bonus awarded to Mr. Rodriguez in 2022 in respect of 2021 performance.
(11)    This amount reflects the cash bonus awarded to Ms. Faleiro in 2022 in respect of 2021 performance.
(12)    This amount reflects the cash bonus of $200,000 awarded to Ms. Faleiro in 2020 pursuant to her offer letter and $170,000 awarded to Ms. Faleiro in 2021 in respect of 2020 performance.
(13)    This amount reflects $2,700,000 of RSUs and $1,500,000 of PRSUs (based on target performance) granted on February 1, 2022 that are tied to the Company’s performance for the three-year period ending December 31, 2025. See “Executive Compensation—CEO PRSU Awards”.
(14)    This amount reflects $2,700,000 of RSUs and $1,493,700 of PRSUs (based on target performance) granted on February 3, 2021 that are tied to the Company’s performance for the three-year period ending December 31, 2023. See “Executive Compensation—CEO PRSU Awards”.
(15)    Consists of $219,618 in dividend equivalent payments made in respect of vested RSUs (“Dividend Equivalent Payments”) in 2022.
(16) Consists of $113,793 and $8,900 in Dividend Equivalent Payments in each of 2022 and 2020, respectively.
(17)    Consists of $950,000 of deferred cash compensation which will vest in equal installments over four years, as follows: 25% will vest on January 1, 2022, 25% will vest on January 1, 2023, 25% will vest on January 1, 2024 and 25% will vest on January 1, 2025 in respect of 2020 performance and $21,171 in Dividend Equivalent Payments in 2021.
(18)    Consists of $131,987, $26,277, and $17,819 in Dividend Equivalent Payments in each of 2022, 2021 and 2020, respectively, and nil, nil and $5,546 in employer contributions to Mr. Wyles’ UK Pension Plan in each of 2022, 2021 and 2020, respectively.
(19)    Consists of $105,986, $0 and $5,574 in Dividend Equivalent Payments in each of 2022, 2021 and 2020, respectively.
(20)     Consists of $157,500 of deferred cash compensation which will vest in equal installments over four years, as follows: 25% will vest on January 1, 2023, 25% will vest on January 1, 2024, 25% will vest on January 1, 2025 and 25% will vest on January 1, 2026 in respect of 2021 performance and $4,077 in Dividend Equivalent Payments in 2022.
(21)    Consists of $140,000 of deferred cash compensation which will vest in equal installments over four years, as follows: 25% will vest on January 1, 2022, 25% will vest on January 1, 2023, 25% will vest on January 1, 2024 and 25% will vest on January 1, 2025 in respect of 2020 performance and $1,638 in Dividend Equivalent Payments in 2021.
(22)    Consists of $362 in Dividend Equivalent Payments in 2020.

2022 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) (1)	Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (2)		Grant Date Fair Value of Stock Awards (3)
			Threshold	Target	Maximum
Scott L. Bok	2/1/2022	See Note 1	—	—	—	163,438	(A)	$2,700,000
Scott L. Bok	2/1/2022	See Note 1	45,400	90,799	226,998	—		1,500,000
Kevin M. Costantino	2/1/2022	See Note 1	—	—	—	30,266	(A)	500,000
Kevin M. Costantino	2/1/2022	See Note 1	—	—	—	45,400	(B)	750,000
David A. Wyles	2/1/2022	See Note 1	—	—	—	30,266	(A)	500,000
David A. Wyles	2/1/2022	See Note 1	—	—	—	45,400	(B)	750,000
Harold J. Rodriguez, Jr.	2/1/2022	See Note 1	—	—	—	52,966	(A)	875,000
Gitanjali Pinto Faleiro	2/1/2022	See Note 1	—	—	—	12,107	(A)	200,000
Gitanjali Pinto Faleiro	2/1/2022	See Note 1	—	—	—	9,534	(B)	157,500

(1)    As described in the “Compensation Discussion and Analysis - Our Compensation Program Design” above, the NEOs are eligible for an annual incentive compensation award in the form of a cash payment. The actual amounts paid to our NEOs are determined by our Compensation Committee once the available annual incentive compensation award pool is known and are subject to a percentage cap on each NEO’s potential annual incentive compensation award which is established by the Compensation Committee at the beginning of each performance period.

(2)    Those awards marked:
    (A) were RSUs granted on February 1, 2022, in respect of 2021 performance of the NEOs, and will vest in full on January 1, 2027.
(B) were RSUs granted on February 1, 2022 and will vest over four years as follows: 25% vested on January 1, 2023; 25% will vest on January 1, 2024; 25% will vest on January 1, 2025 and 25% will vest on January 1, 2026.

    The units comprising the RSU awards are subject to payment within 75 days following each such vesting date. Each RSU represents a right to receive one share of common stock or an amount equal to the market value of the common stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of common stock or a combination thereof.

    See footnote 2 and footnote 3 of the 2022 Summary Compensation Table above for information on the RSUs and deferred cash compensation granted in 2023 as part of our long-term incentive compensation program in respect of 2022 performance to the NEOs.

(3)    These amounts reflect the grant date fair value as determined in accordance with FASB ASC Topic 718. The grant date value is based on a price per share of $16.52.

Outstanding Equity Awards at Fiscal Year-End 2022

Name	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (2)
Scott L. Bok	117,017	(A)	1,199,424
	328,867	(B)	3,370,887
	63,025	(C)	646,006
	226,891	(D)	2,325,633
	45,400	(E)	465,350
	163,438	(F)	1,675,240
	944,638		9,682,540
Kevin M. Costantino	16,958	(G)	173,820
	191,839	(H)	1,966,350
	59,874	(I)	613,709
	45,400	(J)	465,350
	30,266	(F)	310,227
	344,337		3,529,456
David A. Wyles	20,429	(G)	209,397
	29,459	(H)	301,955
	189,076	(I)	1,938,029
	45,400	(J)	465,350
	30,266	(F)	310,227
	314,630		3,224,958
Harold J. Rodriguez, Jr.	49,583	(K)	508,226
	170,524	(B)	1,747,871
	96,639	(D)	990,550
	52,966	(F)	542,902
	369,712		3,789,549
Gitanjali Pinto Faleiro	1,811	(L)	18,563
	12,181	(H)	124,855
	8,824	(I)	90,446
	9,534	(J)	97,724
	12,107	(F)	124,097
	44,457		455,685
(1)    The units referred to in this column are restricted units (including PRSUs) granted pursuant to our Equity Incentive Plan. No other types of equity awards are outstanding. Amounts are shown as of December 31, 2022. Those awards marked:
    (A) are RSUs subject to five-year cliff vesting and will vest in full on January 1, 2024.
(B) are RSUs subject to five-year cliff vesting and will vest in full on January 1, 2025.
(C) represent the threshold number of PRSUs that could be granted to Mr. Bok should certain performance targets be met for the three-year period ending December 31, 2023. The award will be settled in 2024 after the three-year performance period ends on December 31, 2023. See "Compensation Discussion and Analysis" above for more information regarding the PRSUs.
(D) are RSUs subject to five-year cliff vesting and will vest in full on January 1, 2026.

(E) represent the threshold number of PRSUs that could be granted to Mr. Bok should certain performance targets be met for the three-year period ending December 31, 2024. The award will be settled in 2025 after the three-year performance period ends on December 31, 2024. See "Compensation Discussion and Analysis" above for more information regarding the PRSUs.
(F) are RSUs subject to five-year cliff vesting and will vest in full on January 1, 2027.
(G) are RSUs subject to four-year pro rata vesting and were vested as to 75% of the original award as of December 31, 2022 with the remainder vesting on February 5, 2023.
(H) are RSUs subject to four-year pro rata vesting and were vested as to 50% of the original award as of December 31, 2022 with the remainder vesting ratably January 1 of each 2023 and 2024.
(I) are RSUs subject to four-year pro rata vesting and were vested as to 25% of the original award as of December 31, 2022 with the remainder vesting ratably January 1 of each 2023, 2024 and 2025.
(J) are RSUs subject to four-year pro rata vesting and will vest ratably January 1 of each 2023, 2024, 2025 and 2026.
(K) are RSUs subject to six-year vesting and will vest as follows: 50% on January 1, 2024 and 50% on January 1, 2025.
(L) are RSUs subject to four-year vesting and were vested as to 75% of the original award as of December 31, 2022 with the remainder vesting on September 30, 2023.
    The units comprising the RSU awards are subject to payment within 75 days following each such vesting date. Each RSU represents a right to receive one share of common stock or an amount equal to the market value of the common stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of common stock or a combination thereof.
(2)    The market value has been calculated by multiplying the number of shares underlying the award by the closing price of our common stock on December 31, 2022, $10.25. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.
Stock Vested as of Fiscal Year End 2022

Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)
Scott L. Bok	190,972	$1,921,178
Kevin M. Costantino	191,307	3,077,556
David A. Wyles	194,122	4,585,483
Harold J. Rodriguez, Jr.	93,194	937,532
Gitanjali Pinto Faleiro	10,841	187,450

(1)    Value realized upon vesting calculated by multiplying the number of shares acquired upon vesting at the closing market price of the shares on each vesting date.

Potential Payments upon Termination or a Change of Control
None of our NEOs or other employees have any severance agreements or arrangements (including pursuant to the employment agreements described below). However, our Equity Incentive Plans provides that upon the (i) death, (ii) disability, (iii) retirement or (iv) termination of employment without cause (as determined by our Compensation Committee) within two years following a change in control (as defined in the Equity Incentive Plan) or six months prior to a change in control if the Compensation Committee reasonably believes such termination was at the behest of an acquiring entity, any RSU previously granted will immediately become fully vested (which we refer to as the acceleration provision). The acceleration provision applies to the RSUs held by all of our employees. For any RSU with performance conditions, following termination without cause related to a change in control (as previously described), performance will be deemed to have been satisfied as of the change in control at the greater of (A) the target performance level or (B) actual level of performance achieved through the date of such change in control. Had the acceleration provision been triggered on December 31, 2022, the value of shares of our common stock to be delivered on that date to our NEOs would have been as follows (calculated using the closing price of our common stock on December 31, 2022 of $10.25): Mr. Bok, $9,682,540; Mr. Costantino, $3,529,456; Mr. Wyles, $3,224,958; Mr. Rodriguez, $3,789,549; and Ms. Faleiro, $455,685.

Employment Agreements
The employment agreements of Messrs. Bok and Rodriguez provide that they will be paid an annual base salary of $600,000, subject to annual review by the Company, and that they may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. These employment agreements are terminable by either party on 90 days’ prior written notice, with no contractual rights to severance. Mr. Costantino and Mr. Wyles are not party to an employment agreement with us. All of our NEOs are subject to limitations on their ability to compete with us during the term of their employment and for a three month period thereafter; they are also prohibited from soliciting certain of our employees and customers for a period of six months following the termination of their employment.

Pay Ratio Disclosure
The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. The information presented below represents our median employee for 2022. In addition, we have provided ratio information with respect to our CEO’s compensation as determined in the manner required by the applicable SEC rules, as well as the ratio as determined based on the manner that our Compensation Committee considers it, which we view as a more meaningful reference point for our stockholders.
For 2022, the median annual total compensation of all employees, excluding our CEO, was $215,000. As disclosed in the 2022 Summary Compensation Table, the 2022 annual total compensation of our CEO was $4,469,618. Based on the foregoing, our estimate of the ratio of the CEO’s annual total compensation to the median annual compensation of all employees was 21 to 1. If the 2022 annual compensation of our CEO was calculated in the manner that our Compensation Committee considers it, the total annual compensation of our CEO for 2022 was $3,919,618 and the ratio of the CEO’s annual total compensation to the median annual compensation of all employees would have been 18 to 1.
This reflects an analysis of our global workforce of 382 employees as of December 31, 2022. We used total compensation awarded for the year ended December 31, 2022 to determine the median employee.
Our determination of total compensation awarded for our global employees was based on cash compensation rates of employees paid in foreign currencies, which were converted into U.S. dollars using the average annual foreign exchange conversion rate for salary paid during the year and the rate in effect on December 31, 2022 for incentive awards related to year-end compensation.
Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c) of Regulation S-K. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
The information disclosed in this section was developed and, except as noted, is provided solely to comply with specific legal requirements. We do not use this information in managing our Company.

ITEM 3—ADVISORY VOTE ON SAY-ON-PAY VOTE FREQUENCY
Under Section 14A of the Securities Exchange Act of 1934 rules, which was established by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the related SEC rules promulgated thereunder, at least once every six years we must hold an advisory vote on whether to present to stockholders an advisory vote on executive compensation every year, every two years or every three years. We held a say-on-pay frequency vote in 2017 and 2011 and currently conduct an annual say-on-pay vote.
As noted above, our compensation philosophy is designed to enable us to be competitive in the market for recruiting and retaining top talent, while also providing that our NEOs’ pay reflects both individual and company performance and is aligned with increasing value to our stockholders. Over the past four years we have experienced strong stockholder support with over 90% of our stockholders casting votes in support of Greenhill’s executive compensation program at our annual meetings. We believe the positive results of our say-on-pay votes are consistent with our view that our executive compensation program is appropriate and is responsive to our stockholder’s views.
The Board believes that an annual vote has provided, and will continue to provide, valuable feedback on executive compensation. The Board also believes that an annual vote is the most appropriate as it is consistent with current practice; the Compensation Committee of the Board evaluates and determines the compensation of our named executives each year.
The Board of Directors unanimously recommends that you vote “FOR” a vote EVERY year.
Your vote on this resolution is an advisory vote. Although the Board is not required to take any action in response to the stockholder vote, the Board values our stockholders’ opinions. As in prior years, the Board intends to consider the results of the 2023 vote carefully when making future decisions regarding how often the Firm should conduct a stockholder advisory vote on executive compensation.

ITEM 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to continue to serve as our independent auditor for the year ending December 31, 2023. Although our Board of Directors is not required to, it is submitting the appointment of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this decision. Although the vote is non-binding, if the appointment is not ratified, or even with ratification, our Audit Committee may reconsider its appointment.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.
The Board of Directors unanimously recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the independent auditor of Greenhill and our subsidiaries for the year ending December 31, 2023. Proxies will be voted FOR ratifying this appointment unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report
The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.
The consolidated financial statements of Greenhill & Co., Inc. for the year ended December 31, 2022, were audited by Ernst & Young LLP, independent auditor for Greenhill.
As part of its activities, the Committee has:
1.    Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;
2.    Discussed with the independent auditors the matters required to be communicated under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”);
3.    Received the written disclosures and the letter from the independent auditor required by applicable requirements of the

PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent auditor’s independence; and
4.    Discussed with the independent auditors, the independent auditors’ independence.
Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB (United States) standards and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited consolidated financial statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Audit Committee of the Board of Directors of Greenhill
Meryl D. Hartzband (Chair)
John D. Liu
Kevin T. Ferro

Auditor Fees
Ernst & Young LLP served as our principal auditor for 2022. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for fiscal years 2021 and 2022 as well as fees for the review of our interim consolidated financial statements for each quarter in fiscal years 2021 and 2022 and for all other services performed for fiscal years 2021 and 2022 by Ernst & Young LLP.

	2021	2022
Audit Fees	$1,560,500	$1,642,710
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	5,000

“Audit fees” includes statutory audits of our operating subsidiaries in multiple international jurisdictions.
“Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting.
“Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

Auditor Services Pre-Approval Policy
The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditor during the fiscal year. The Audit Committee approved all of the fees listed in the table above. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the Chair of the Audit Committee, so long as the Chair informs the Audit Committee at its next scheduled meeting.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the company. The Compensation Committee did not consider the pay versus performance disclosure when making its compensation decisions. For further information about how we align executive compensation with the company's performance, please refer to the Compensation Discussion and Analysis, above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEOs, including with respect to RSUs and PSUs.

The following table sets forth the compensation for our PEO and the average compensation for certain of our other NEOs, each as reported in the Summary Compensation Table and with certain adjustments to reflect Compensation Actually Paid (“CAP”) as defined under SEC rules. The table also provides information with respect to cumulative TSR and Net Income.

We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act and have elected to provide in this proxy statement certain scaled disclosures permitted under the Exchange Act for reporting companies, including for pay versus performance.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1) (2) (3)	Average Summary Compen-sation Table Total for non-PEO NEOs (1)	Average Compen-sation Actually Paid to non-PEO NEOs (1) (2) (4)	Value of Initial $100 investment based on:		Net Income	Company Selected Measure
					Total Shareholder Return (5)	Peer Group Total Shareholder Return
2022	$4,469,618	$(5,465,107)	$1,917,297	$(915,666)	$88.86	*	$3,274,395	*
2021	$4,243,700	$8,976,473	$3,219,762	$4,730,285	$149.50	*	$42,312,302	*
*Not required for smaller reporting companies

1 For each of 2022 and 2021, the PEO is Scott L. Bok, Chairman and CEO and the non-PEOs are Kevin M. Costantino,          President and David A. Wyles, President.
2 The Company does not maintain a pension plan. Therefore, an adjustment to the Summary Compensation Table (SCT), for any years shown is not applicable.
3 To calculate the Compensation Actually Paid (CAP) for the PEO, adjustments to the SCT total compensation, calculated in accordance with the SEC methodology for determining CAP include: (i) a deduction of the RSU awards of $4,200,000 and $4,193,700 granted in 2022 and 2021, respectively, (ii) the addition of share price (depreciation)/appreciation on unvested RSU/PRSU awards of ($5,841,508) and $8,753,724 in years 2022 and 2021, respectively (iii) the addition of accrued dividends on RSUs of $326,402 and $172,749 in years 2022 and 2021, respectively and (iv) a deduction of dividends paid on RSUs of $219,619 and nil in years 2022 and 2021, respectively.
4 To calculate the Average CAP to non-PEO NEOs, adjustments to the Average SCT total compensation, calculated in accordance with the SEC methodology for determining CAP, and averaged over the two non-PEO NEOs include: (i) a deduction of the average RSU awards of $1,250,000 and $2,450,000 granted in 2022 and 2021, respectively, (ii) the addition of share price (depreciation)/appreciation on unvested, average RSU awards of ($1,620,172) and $3,894,940 in years 2022 and 2021, respectively, (iii) the addition of the average accrued dividends on RSUs of $160,100 and $89,306 in years 2022 and 2021, respectively and (iv) a deduction of average dividends paid on RSUs of $122,891 and $23,723 in years 2022 and 2021, respectively.
5 Total Shareholder Return assumes $100 was invested on December 31, 2020.

ITEM 5—STOCKHOLDER PROPOSAL —SPECIAL SHAREHOLDER MEETING IMPROVEMENT

The Company expects the following stockholder proposal to be presented for consideration at the annual meeting by John Chevedden, on behalf of Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY, 11021, who beneficially owned not less than 500 shares of the Company’s common stock as of October 21, 2022. The proposal, along with the supporting statement (the “Stockholder Proposal”), is included below. The Company disclaims any responsibility for the content of this Stockholder Proposal, the text of which, in accordance with rules of the SEC, is printed verbatim from its submission, with only minor formatting changes.
STOCKHOLDER PROPOSAL
Proposal [4] - Independent Board Chairman
Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as follows:
Selection of the Chairman of the Board The Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.
Whenever possible, the Chairman of the Board shall be an Independent Director.
The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.
This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.
This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic.
Our current so-called lead director, John Liu, could be considered as not independent because he was employed by Greenhill for 12-years.
In the future the so-called lead director could have excessive board tenure that would impair director independence. The lead director could also be a person who staunchly believes the 2 most important jobs at Greenhill should be held by one person and that the person holding the 2 positions at once should be given the upmost deference.
A lead director is no substitute for an independent board chairman. A lead director cannot call a special shareholder meeting and cannot even call a special meeting of the board. A lead director can delegate most of his lead director duties to the CEO office and then simply rubber-stamp it. There is no way shareholders can be sure of what goes on.
A lead director can be given a list of duties but there is no rule that prevents the Chairman from overriding the lead director in any of the so-called lead director duties.
It is time for an Independent Board Chairman since the bottom has fallen out of our stock - dropping from $89 in 2009 to $6 recently.
Please vote yes:
Independent Board Chairman – Proposal [4]

************* End of Stockholder Proposal *************

BOARD STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL
The Board of Directors recommends a vote AGAINST the Stockholder Proposal.
The Board has carefully considered the stockholder proposal to require (i) the separation of the roles of Chair of the Board and CEO and (ii) that whenever possible, the Chair of the Board be an independent director. Ultimately, the Board has determined that the stockholder proposal is not in the best interests of the Company, as the Board believes that the Company’s current governance structure strikes an effective balance between strong Board independence and continuity in leadership.

The Board’s independent Nominating and Corporate Governance Committee already periodically assesses the Board’s leadership structure and may revise it to fit changing circumstances.

The stockholder proposal maintains that separating the Chair and CEO roles would be better for the Company, but overlooks that the Board is already charged with monitoring its leadership structure and adapting it to fit the Company’s evolving needs and circumstances. The Company’s Corporate Governance Guidelines provide that the independent Nominating and Corporate Governance Committee is to periodically assess the Board’s leadership structure, including to determine whether the offices of Chair of the Board and CEO should be combined or separate, whether the Company should have a Lead Independent Director in the event that the Chair of the Board is not an independent director, and whether the Board’s leadership structure is appropriate given the characteristics or circumstances of the Company. The independent Nominating and Corporate Governance Committee’s oversight function in this respect serves to ensure that the Board’s leadership structure is suited to the Company’s interests as circumstances change. By enabling the Nominating and Corporate Governance Committee to exercise its independent business judgment as to whether the Chair and CEO roles should be combined or not at any given time, the Company’s current governance structure is preferable to the stockholder’s proposed structure, which would require the separation of the Chair and CEO roles in all circumstances.

The Lead Independent Director serves to ensure the presence of strong independent leadership on the Board.

a.The stockholder proposal fails to recognize the critical role of the Lead Independent Director in providing the Board with strong independent leadership to protect against the concerns it raises. The Lead Independent has authority to:
b.chair any meeting of the Board at which the Chair is not present, including executive sessions of non-management or independent directors;
c.call meetings of the non-management or independent directors;
d.meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;
e.facilitate communications between other members of the Board and the Chair of the Board and/or the CEO by serving as the principal liaison (however, each director is free to communicate directly with the Chair of the Board and with the CEO);
f.monitor, with the assistance of the Company’s CEO, Chief Financial Officer and Chief Legal Officer, communications from stockholders and other interested parties, report on such communications to the other directors as he or she considers appropriate, and be available, when appropriate, for consultation and direct communication with stockholders;
g.work with the Chair of the Board and the CEO in the preparation of the agenda for each Board meeting and approve the agendas to be sent to the Board; and be available to review information to be sent to the Board when appropriate;
h.work with the Chair of the Board in determining the need for special meetings of the Board, and approve the number and frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items; and
i.otherwise consult with the Chair of the Board and/or the CEO on matters relating to corporate governance and Board performance.

The Chair does not have the ability to subsume or override these Independent Director duties, contrary to the assertions contained in the stockholder proposal. In such ways, the Lead Independent Director plays a key function in providing independent oversight of management and the Board. The Company has had a Lead Independent Director for seven years. The stockholder proposal disregards this important aspect of the Company’s governance structure.

At all times the Board must be majority-independent and all Board committees must be comprised solely of independent directors.

The core of the Board must be independent at all times.

The Company’s Corporate Governance Guidelines provide that a majority of the Board must be “independent” in accordance with the independence requirements of the New York Stock Exchange. Currently, four out of five of the Company’s directors are independent. In addition, the Board’s independent directors meet regularly in executive sessions, in which employee directors and other members of management do not participate. The Lead Independent Director serves as the presiding director of these executive sessions.

The Corporate Governance Guidelines further provide that all members of each the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be independent. The Board’s independent committees are charged with a number of critical functions, including to oversee the internal audit process and integrity of the Company’s financial statements; to establish and administer policies for the compensation of executive officers; and to identify candidates for nomination to the Board and to monitor Board performance. By vesting key functions in its independent committees, the Board is built to have a strong independent foundation and to limit the risk of undue management influence that concerns the stockholder proposal.

In addition, while the stockholder proposal correctly notes that the Lead Independent Director cannot call special meetings of stockholders or the Board, the proposal fails to acknowledge that such special meetings can be called by the Board, in the case of special meetings of stockholders, and by just three directors, in the case of special meetings of the Board. Given the Board’s majority-independence, these powers ensure that special meetings are not solely contingent on the Chair’s participation.

The Company’s current leadership demonstrates the effectiveness of its governance structure.

The Company has benefited from the strong leadership and experience that each of its current Chairman-CEO, Scott L. Bok, and Lead Independent Director, John D. Liu, bring to their roles.

Scott L. Bok has served as Chairman since 2019, as CEO since April 2010 and as Co-CEO between October 2007 and April 2010. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Bok brings valuable perspective and experience to each of his roles as Chairman and CEO. Mr. Bok is intimately familiar with the Company’s industry and business, and in his dual role as Chairman-CEO, is able to use his knowledge and expertise to facilitate both informed Board decision-making and a clear path of communication and action to Company management.

Similarly, the Company benefits from the leadership and expertise of its Lead Independent Director, John D. Liu. Mr. Liu has served as the Company’s Lead Independent Director since April 2021 and as a director of the Board since June 2017. Mr. Liu is a recognized leader with significant experience in finance and accounting, and the Company benefits from Mr. Liu applying these qualities in his role as Lead Independent Director. The stockholder proposal questions the independence of Mr. Liu, citing his previous employment by Greenhill. However, Mr. Liu left his position at Greenhill in March 2008 in order to serve as CEO of Essex Equity Management, a financial services company, and managing partner of Richmond Hill Investments, an investment management firm. At all times since joining the Board in 2017, Mr. Liu has satisfied the independent director requirements as established by the New York Stock Exchange. He is therefore qualified to serve as our Lead Independent Director and ensure strong independent leadership on the Board.

Each of Mr. Bok’s and Mr. Liu’s knowledge and experience has been valuable to the Company. The effectiveness and stewardship of the Company’s current leadership counsels against the adoption of the stockholder proposal.

The Board is responsive to stockholder and stakeholder feedback.

After careful consideration, the Board has determined to advise against adopting the stockholder proposal. Still, the Company benefits from important input provided by its stockholders and stakeholders. Accordingly, the Board regularly evaluates and refines the Company’s corporate governance policies and procedures to take into account evolving best practices and to address stockholder and stakeholder feedback.

The Board unanimously recommends that you vote AGAINST the Stockholder Proposal for the reasons set forth above. Proxies will NOT be voted either FOR or AGAINST the Stockholder Proposal unless the stockholder specifies either FOR or AGAINST the Stockholder Proposal.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 1271 Avenue of the Americas, New York, New York 10020, Attention: General Counsel & Company Secretary, on or before November 14, 2023. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Under our bylaws, director nominations or other business that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2024 annual meeting, must be received

(A) no earlier than the close of business on January 3, 2024 and no later than the close of business on February 2, 2024 or, (B) in the event that our 2024 annual meeting of stockholders is held prior to April 2, 2024 or after July 11, 2024, notice by the stockholder must be so received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made, and, in each case, must include all of the requirements pursuant to our bylaws. Written notice must be delivered to the Corporate Secretary within these deadlines.
For a stockholder’s notice of nomination of one or more director candidates to be included in our proxy materials for our 2024 annual meeting of stockholders, pursuant to the proxy access right included in Section 2.14 of our Bylaws, such notice of nomination must be received by our Corporate Secretary at our principal executive offices no earlier than the close of business on October 16, 2023 and no later than the close of business on November 15, 2023, provided that if the 2024 annual meeting is held prior to April 2, 2024 or after June 1, 2024, such notice must be given by the later of the close of business on the date 180 days prior to the meeting date or the 10th day on which public announcement of the date of the annual meeting is first made. The notice must contain the information required by our Bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our Bylaws relating to the inclusion of stockholder nominees in our proxy materials.
The deadline for providing notice of a solicitation of proxies in support of director nominees other than the registrant’s nominees is March 3, 2024.

AVAILABLE INFORMATION
The 2022 Form 10-K filed with the SEC accompanies this proxy statement. Stockholders who wish to obtain a copy of the 2022 Form 10-K or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines, Related Person Transaction Policy or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our website at www.greenhill.com or by writing to Greenhill, Attention: Investor Relations, 1271 Avenue of the Americas, New York, New York 10020.
INCORPORATION BY REFERENCE
To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report,” will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS
We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

Greenhill

GREENHILL & CO., INC.
GITANJALI FALEIRO
1271 AVENUE OF THE AMERICAS
NEW YORK, NY 10020

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Scott L. Bok	☐	☐	☐
1b. Meryl D. Hartzband	☐	☐	☐
1c. John D. Liu	☐	☐	☐
1d. Ulrika M. Ekman	☐	☐	☐
1e. Kevin T. Ferro	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
5. Stockholder Proposal - Special Stockholder Meeting Improvement.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

02 0000000000

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

GREENHILL & CO., INC.
Annual Meeting of Stockholders
May 2, 2023 12:00 PM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Scott L. Bok and Gitanjali P. Faleiro, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of GREENHILL & CO., INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 PM, EDT on May 2, 2023, held virtually at www.virtualshareholdermeeting.com/GHL2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000597234_2 R1.0.0.6

Continued and to be signed on reverse side